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                                   EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                 (in thousands)

                                              Three months ended     Nine months ended
                                                 September 30,          September 30,
                                              ------------------     -----------------
                                               1995         1994       1995      1994
                                               ----         ----       ----      ----
Income applicable to common shares:

    Primary earnings  . . . . . . . . . . .   $5,006       $2,440    $14,507    $ 7,948
                                              ======       ======    =======    =======

    Fully diluted earnings  . . . . . . . .   $5,006       $2,440    $14,507    $ 7,948
                                              ======       ======    =======    =======


Weighted average number of common
    shares and common share equivalents
    outstanding during the period:

         Common Stock . . . . . . . . . . .    6,994        5,255      5,988      5,231
         Stock Options  . . . . . . . . . .      350          424        345        424
                                              ------       ------    -------    -------
    Shares outstanding - primary  . . . . .    7,344        5,679      6,333      5,655


         Additional stock options . . . . .        1           32         32         38
                                              ------       ------    -------    -------

    Shares outstanding - fully diluted  . .    7,345        5,711      6,365      5,693
                                              ======       ======    =======    =======


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